Exhibit 21

Active Subsidiaries of Registrant

Name	State of Organization

Kinro, Inc.	Ohio
Kinro Manufacturing, Inc.	Delaware
Kinro Holding, Inc.	New York
Kinro Texas Limited Partnership	Texas
Lippert Components, Inc.	Delaware
Lippert Holding, Inc.	New York
Lippert Components Manufacturing, Inc.	Delaware
Lippert Components Texas Limited Partnership	Texas
Lippert Tire & Axle, Inc.	Delaware
Lippert Tire & Axle Holding, Inc.	New York
Lippert Tire & Axle Texas Limited Partnership	Texas
Coil Clip, Inc.	Delaware
BBD Realty Texas Limited Partnership	Texas
LD Realty, Inc.	Delaware
Zieman Manufacturing Company	California
Trailair, Inc.	Missouri
LTM Manufacturing, LLC	Kansas
Lippert Components of Canada, Inc.	Ontario, Canada
KM Realty, LLC	Indiana
KM Realty II, LLC	Indiana
LCM Realty, LLC	Indiana
LCM Realty II, LLC	Indiana
LCM Realty III, LLC	Indiana
LCM Realty IV, LLC	Indiana
LCM Realty V, LLC	Michigan
LCM Realty VI, LLC	Indiana
LK Transit, Inc.	Indiana